RESTRICTED STOCK AGREEMENT
THIS RESTRICTED STOCK AGREEMENT (this “Agreement”) is made and entered into by and between PetroQuest Energy, Inc., a corporation organized under the laws of the State of Delaware (the “Company”) and the “Grantee” (identified in the award notice attached electronically hereto (the “Award Notice”)), an individual, on the Grant Date (identified in the Award Notice) pursuant to the Petroquest Energy, Inc. 1998 Incentive Plan (as amended and restated effective May 14, 2008) (the “Plan”). The Plan is incorporated by reference herein in its entirety. Capitalized terms not otherwise defined in this agreement shall have the meaning given to such terms in the Plan.
WHEREAS, Grantee is an employee of the Company, and in connection therewith, the Company desires to grant to Grantee the number of shares of the Company’s common stock, par value $.001 per share (the “Common Stock”) identified in the Award Notice, subject to the terms and conditions of this Agreement and the Plan, with a view to increasing Grantee’s interest in the Company’s welfare and growth; and
WHEREAS, Grantee desires to have the opportunity to be a holder of shares of the Common Stock subject to the terms and conditions of this Agreement and the Plan.
NOW, THEREFORE, in consideration of the premises, mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

1.
Grant of Common Stock and Administration. Subject to the restrictions, forfeiture provisions and other terms and conditions set forth herein the Company grants to Grantee the number of shares of Common Stock identified in the Award Notice (“Restricted Shares”), and Grantee shall have and may exercise all rights and privileges of ownership of such shares, including, without limitation, the voting rights of such shares and the right to receive any dividends declared in respect thereof. This Agreement and its grant of Restricted Shares is subject to the terms and conditions of the Plan, and the terms and conditions of the Plan shall control except to the extent otherwise permitted or authorized in the Plan and specifically addressed in this Agreement. The Plan and this Agreement shall be administered by the Committee pursuant to the Plan.

2.	Transfer Restrictions.

(a)
Generally. Grantee shall not sell, assign, transfer, exchange, pledge, encumber, gift, devise, hypothecate or otherwise dispose of (collectively, “Transfer”) any Restricted Shares. The transfer restrictions imposed by this Section 2 shall lapse as to 33% of the Restricted Shares on the first anniversary of the Grant Date, an additional 34% of the Restricted Shares on the second anniversary of the Grant Date, an additional 33% of the Restricted Shares on the third anniversary of the Grant Date; provided, however, that, subject to Sections 3 and 4, Grantee then is, and continuously since the Grant Date has been, an employee of the Company. The Restricted Shares as to which such restrictions so lapse are referred to as “Vested Shares.”

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(b)
Dividends, etc. If the Company (i) declares a dividend or makes a distribution on Common Stock in shares of Common Stock, (ii) subdivides or reclassifies outstanding shares of Common Stock into a greater number of shares of Common Stock or (iii) combines or reclassifies outstanding shares of Common Stock into a smaller number of shares of Common Stock, then the number of shares of Grantee’s Common Stock subject to the transfer restrictions of this Section 2 may be proportionately increased or reduced so as to prevent the enlargement or dilution of Grantee’s rights and duties hereunder as determined by the Committee in its sole discretion. The determination of the Committee regarding such adjustments shall be final and binding.

(c)
Change in Control. If there is a Change in Control of the Company (as defined below), the transfer restrictions of this Section 2 shall automatically cease as of the date immediately preceding the Change in Control, and all the Restricted Shares shall be 100% vested. For the purposes of this Agreement, a “Change in Control” of the Company shall include any event as defined in the Plan, and the Board has determined that pursuant to Section 6.7(f) of the Plan, a “Change in Control” of the Company shall also include any other event that constitutes a “Change in Control” of the Company as defined in the Optionee’s Termination Agreement with the Company.

3.
Forfeiture. If Grantee’s employment with the Company is terminated by the Company or Grantee for any reason other than as described in Section 4 below, then Grantee shall immediately forfeit all Restricted Shares which are not Vested Shares. Any Restricted Shares forfeited under this Agreement shall automatically revert to the Company and become canceled and such shares shall be again subject to the Plan. Any certificate(s) representing Restricted Shares which include forfeited shares shall only represent that number of Restricted Shares which have not been forfeited hereunder. Upon the Company’s request, Grantee agrees for himself and any other holder(s) to tender to the Company any certificate(s) representing Restricted Shares which include forfeited shares for a new certificate representing the unforfeited number of Restricted Shares.

4.
Retirement, Disability or Death. If Grantee’s employment is terminated with the Company on account of Retirement, Disability (as defined in the Plan) or death, the Restricted Shares shall be 100% vested on the date of Grantee’s Retirement, Disability or death.

5.	Issuance of Certificate.

(a)
The Restricted Shares may not be Transferred until they become Vested Shares. Further, the Restricted Shares may not be transferred and the Vested Shares may not be sold or otherwise disposed of in any manner which would constitute a violation of any applicable federal or state securities laws, any rules of the national securities exchange or the NASDAQ on which the Company’s securities are traded, listed or quoted, or violation of Company policy. The Company shall cause to be issued a stock certificate, registered in the name of the Grantee, evidencing the Restricted Shares upon receipt of a stock power duly endorsed in blank with respect to such shares. Each such stock certificate shall bear the following legend:

THE TRANSFERABILITY OF THIS CERTIFICATE AND THE SHARES OF STOCK REPRESENTED HEREBY ARE SUBJECT TO THE RESTRICTIONS, TERMS AND CONDITIONS (INCLUDING FORFEITURE AND RESTRICTIONS AGAINST TRANSFER) CONTAINED IN THE PETROQUEST ENERGY, INC. 1998 STOCK INCENTIVE PLAN (AS AMENDED AND RESTATED EFFECTIVE MARCH 16, 2006) AND A RESTRICTED STOCK AGREEMENT ENTERED INTO BETWEEN THE REGISTERED OWNER OF SUCH SHARES AND PETROQUEST ENERGY, INC. A COPY OF THE PLAN AND A RESTRICTED STOCK AGREEMENT ARE ON FILE IN THE CORPORATE OFFICES OF PETROQUEST ENERGY, INC.
Such legend shall not be removed from the certificate evidencing Restricted Shares until such time as the restrictions imposed by Section 2 hereof have lapsed.

(b)
The certificate issued pursuant to this Section 5, together with the stock powers relating to the Restricted Shares evidenced by such certificate, shall be held by the Company. The Company shall issue to the Grantee a receipt evidencing the certificates held by it which are registered in the name of the Grantee.

6.	Tax Requirements.

(a)
Tax Withholding. This grant of Restricted Shares is subject to and the Company shall have the power and the right to deduct or withhold, or require the Grantee to remit to the Company, an amount sufficient to satisfy federal, state, and local taxes, domestic or foreign, required by law or regulation to be withheld with respect to any taxable event arising as a result of the Plan and this Agreement.

(b)
Share Withholding. With respect to tax withholding required upon any taxable event arising as a result of this Agreement, Grantee may elect, subject to the approval of the Committee in its discretion, to satisfy the withholding requirement, in whole or in part, by having the Company withhold shares of Common Stock having a Fair Market Value on the date the tax is to be determined equal to the minimum statutory total tax which could be imposed on the transaction. All such elections shall be made in writing, signed by the Grantee, and shall be subject to any restrictions or limitations that the Committee, in its discretion, deems appropriate. Any fraction of a Share required to satisfy such obligation shall be disregarded and the amount due shall instead be paid in cash by the Grantee.

(c)
Supplemental Cash Payment. The Company at its sole discretion may pay a supplemental cash payment to Grantee in an amount equal to the minimum statutory total federal state or local taxes as a result of a taxable event arising as a result of the Plan and this Agreement.

7.	Miscellaneous.

(a)
Certain Transfers Void. Any purported Transfer of shares of Common Stock or Restricted Shares in breach of any provision of this Agreement shall be void and ineffectual, and shall not operate to Transfer any interest or title in the purported transferee.

(b)
No Fractional Shares. All provisions of this Agreement concern whole shares of Common Stock. If the application of any provision hereunder would yield a fractional share, such fractional share shall be rounded down to the next whole share if it is less than 0.5 and rounded up to the next whole share if it is 0.5 or more.

(c)
Not an Employment or Service Agreement. This Agreement is not an employment agreement, and this Agreement shall not be, and no provision of this Agreement shall be construed or interpreted to create (1) any right of Grantee to continue employment with or provide services to the Company or any of its Affiliates.

(d)
Notices. Any notice, instruction, authorization, request or demand required hereunder shall be in writing, and shall be delivered either by personal delivery, by telegram, telex, telecopy or similar facsimile means, by certified or registered mail, return receipt requested, or by courier or delivery service, addressed to the Company at the address indicated beneath its signature on the execution page of this Agreement, and to Grantee at his address indicated on the Company’s stock records, or at such other address and number as a party shall have previously designated by written notice given to the other party in the manner hereinabove set forth. Notices shall be deemed given when received, if sent by facsimile means (confirmation of such receipt by confirmed facsimile transmission being deemed receipt of communications sent by facsimile means); and when delivered and receipted for (or upon the date of attempted delivery where delivery is refused), if hand-delivered, sent by express courier or delivery service, or sent by certified or registered mail, return receipt requested.

(e)
Amendment and Waiver. This Agreement may be amended, modified or superseded only by written instrument executed by the Company and Grantee. Any waiver of the terms or conditions hereof shall be made only by a written instrument executed and delivered by the party waiving compliance. Any waiver granted by the Company shall be effective only if executed and delivered by a duly authorized executive officer of the Company other than Grantee. The failure of any party at any time or times to require performance of any provisions hereof, shall in no manner effect the right to enforce the same. No waiver by any party of any term or condition, or the breach of any term or condition contained in this Agreement in one or more instances shall be deemed to be, or construed as, a further or continuing waiver of any such condition or breach or a waiver of any other condition or the breach of any other term or condition.

(f)	Governing Law and Severability. This Agreement shall be governed by the internal laws, and not the laws of conflict, of the State of Delaware. The invalidity of any provision of this Agreement shall not affect any other provision of this Agreement, which shall remain in full force and effect.

(g)
Successors and Assigns. Subject to the limitations which this Agreement imposes upon transferability of shares of Common Stock, this Agreement shall bind, be enforceable by and inure to the benefit of the Company and its successors and assigns, and Grantee, and Grantee’s permitted assigns and upon death, estate and beneficiaries thereof (whether by will or the laws of descent and distribution), executors, administrators, agents, legal and personal representatives.

(h)
Community Property. Each spouse individually is bound by, and such spouse’s interest, if any, in any Shares is subject to, the terms of this Agreement. Nothing in this Agreement shall create a community property interest where none otherwise exists.

(i)
Entire Agreement. This Agreement together with the Plan supersede any and all other prior understandings and agreements, either oral or in writing, between the parties with respect to the subject matter hereof and constitute the sole and only agreements between the parties with respect to the said subject matter. All prior negotiations and agreements between the parties with respect to the subject matter hereof are merged into this Agreement. Each party to this Agreement acknowledges that no representations, inducements, promises, or agreements, orally or otherwise, have been made by any party or by anyone acting on behalf of any party, which are not embodied in this Agreement or the Plan and that any agreement, statement or promise that is not contained in this Agreement or the Plan shall not be valid or binding or of any force or effect.

(j)
Compliance with Other Laws and Regulations. This Agreement, the grant of Restricted Shares and issuance of Common Stock shall be subject to all applicable federal and state laws, rules, regulations and applicable rules and regulations of any exchanges on which such securities are traded or listed, and Company rules or policies. Any determination in which connection by the Committee shall be final, binding and conclusive on the parties hereto and on any third parties, including any individual or entity.

(k)
Independent Legal and Tax Advice. The Grantee has been advised and Grantee hereby acknowledges that he has been advised to obtain independent legal and tax advice regarding this Agreement, grant of the Restricted Shares and the disposition of such shares, including, without limitation, the election available under Section 83(b) of the Internal Revenue Code.

8.
Counterparts and Electronic Execution. This Agreement may be executed in multiple original counterparts, each of which shall be deemed an original, but all of which together shall constitute but one and the same instrument. Grantee’s electronic acceptance of the Award Notice shall be deemed to be Grantee’s execution and acceptance of this Agreement subject to the terms of the Award Notice and the Plan.

9.
Grantee’s Acknowledgments. The Grantee acknowledges receipt of a copy of the Plan and represents that he or she is familiar with the terms and provisions thereof, and hereby accepts this Agreement subject to all the terms and provisions of the Plan and this Agreement. The Grantee hereby agrees to accept as binding, conclusive, and final all decisions or interpretations of the Committee or the Board, as appropriate, upon any questions arising under the Plan or this Agreement.

[COMPANY SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed on the date as set out on the Award Notice.
COMPANY:
PETROQUEST ENERGY, INC.

/s/Charles T. Goodson
Name:Charles T. Goodson
Title:Chairman, Chief Executive Officer & President
Address:    400 E. Kaliste Saloom Road, Suite 6000

        Lafayette, Louisiana 70508

Telecopy No.: (337) 232-0044
Attention: General Counsel